Exhibit 10.29

Amendment dated June 30, 2004 to
Non-employee Director Stock Option and Stock Grant Plan

Section 6 (b) is amended to read as follows:

“(b) Annual Option Grants. Beginning in 2004, an option to purchase 2,500 shares of Common Stock shall be granted automatically on the earlier of (i) the first business day immediately following each annual meeting of the Company’s shareholders for the Company’s previous fiscal year, or (ii) the last business day of the respective calendar year (the “Annual Option Grant Date”) to each eligible director in office on such Annual Option Grant Date who prior to such Annual Option Grant Date has received an option pursuant to Section 6(a) hereof.”

A new Section 8(c) is added that reads as follows:

“(c) One-time grant. Effective as of July 1, 2004, the Company grants 1,850 shares of Common Stock to each eligible director in office on such date.”